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Exhibit 23.1


                         Consent of Independent Auditors

The Board of Directors
Park Meridian Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Park Meridian Financial Corporation of our report dated February 16, 2001, relating to the consolidated statement of financial condition of Park Meridian Financial Corporation and subsidiary as of December 31, 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2000, annual report on Form 10-KSB of Park Meridian Financial Corporation.



/s/ KPMG LLP

Charlotte, North Carolina
March 27, 2001